Exhibit 21.1

Mercantile Bank, a Michigan banking corporation

Wholly-owned bank subsidiary of Mercantile Bank Corporation

Mercantile Community Partners LLC, a Michigan limited liability company

Wholly-owned subsidiary of Mercantile Bank Corporation

Mercantile Bank Capital Trust I, Firstbank Capital Trust I, Firstbank Capital Trust II, Firstbank Capital Trust III, and Firstbank Capital Trust IV

Each a Delaware business trust subsidiary of Mercantile Bank Corporation

Mercantile Insurance Center, Inc., a Michigan business corporation

Wholly-owned subsidiary of Mercantile Bank

Shamrock Merger Sub LLC, a limited liability company

Wholly-owned subsidiary of Mercantile Bank Corporation

West Lake Associates, LLC, a Michigan limited liability company

Wholly-owned subsidiary of Mercantile Bank

With the exception of the capital trusts, all of the subsidiaries named above were organized under the laws of the State of Michigan. The capital trusts were organized under the laws of the State of Delaware.